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                                                                   EXHIBIT 10.21




                            Translation from German
                                       1



                         ADDENDUM TO THE LEASE CONTRACT


Dated from:            April 16, 1997

Rental property:       office rooms in the 1st floor, archive room in the 1st
                       basement and miscellaneous common areas

Address of property:   St. Jakobs Strasse 148, 4132 Muttenz

Landlord:              Personalvorsorgestiftung Rapp AG [Rapp Personal Pension
                       Fund], Hochstrasse 100, 4018 Basel

Tenant:                Argonaut Technologies AG, St. Jakobs Strasse 148, 4132
                       Muttenz

By joint wish of all parties involved, the following points are herewith agreed to:

*   procurement of the legally valid signatures of the Tenant

*   the expansion protocol and floor plans

*   cleaning and maintenance of the common restroom facilities

1. PROCURING THE LEGALLY VALID SIGNATURES

By signing this Addendum, the Tenant declares his consent to the terms defined in the Lease Contract of April 16, 1997 as well as the following terms.

2. EXPANSION PROTOCOL AND FLOOR PLANS

The rental property is marked in orange on the accompanying floor plans. In addition to this Addendum, the Lease Contract shall also include the expansion protocol of the company Rap AG Engineering and Planning Company.


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3. CLEANING AND MAINTENANCE OF THE JOINT RESTROOM FACILITIES

Cleaning and maintenance of the restroom facilities including the waiting room (rooms 119, 120) which serve as a lounge area shall be regulated jointly by the tenants of the 1st floor (including the distribution of costs).

4. SPECIFICS

        * All other terms of the Lease Contract of April 16, 1997 shall continue to remain in effect with no changes.

        *   This Addendum shall go into effect immediately.

Place and date: Basel, Switzerland, July 4, 1997

The Landlord:                              The Tenant:

Personalvorsorgestiftung Rapp AG           Argonaut Technologies AG

[Rapp Personal Pension Fund]               St. Jakobs Strasse 148, 4132 Muttenz

[signatures]                               [signatures]




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                                 LEASE CONTRACT

                                       for

                        business rooms in the property at
                      St. Jakobs Strasse 148, 4132 Muttenz
                            Argonaut Technologies AG




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TABLE OF CONTENTS



ARTICLE    TITLE                                                         PAGE(S)
-------    -----                                                         -------
Landlord/Administration........................................................3

Article 1 - Type of use........................................................7

Article 2 - Sublease...........................................................7

Article 3 - Start of lease, duration of lease, termination.....................7

Article 4 - Rent, incidental costs, due date...................................8

Article 5 - Contract security..................................................9

Article 6 - Rent adjustment, index (escalator) clause..........................9

Article 7 - Incidental costs..................................................10

Article 8 - Transfer of property..............................................11

Article 9 - Use of the rental property; order.................................12

Article 10 - Structural changes...............................................13

Article 11 - Builder's lien...................................................14

Article 12 - Addresses, advertising signs.....................................14

Article 13 - Maintenance, repairs.............................................15

Article 14 - Permits..........................................................16

Article 15 - Insurance, risk..................................................16

Article 16 - Right of access..................................................17

Article 17 - Keys.............................................................17

Article 16 - Return of the rental property....................................17

Article 19 - Improvements.....................................................18

Article 20 - Specifics........................................................22

Article 21 - Addresses........................................................23

Article 22 - Written form, subsidiary law, jurisdiction.......................23

LANDLORD/ADMINISTRATION

        Personalvorsorgestiftung Rapp AG
        [Rapp Personal Pension Fund]
        Hochstrasse 100
        4018 Basel


TENANT

        Argonaut Technologies AG
        St. Jakobs Strasse 148
        4132 Muttenz

        The following lease contract is herewith concluded:


RENTAL PROPERTY

        The landlord herewith leases to the tenant the following accommodations/ objects in the landlord's property at St. Jakobs Strasse 148, 4132 Muttenz, as the rental property:

        Office accommodations in the 1st floor, gross area approx. 236.67 m2, archives room in the 1st basement gross area approx. 11.52 m2. The toilet facilities, and the foyers on the ground floor and the 1st floor shall be used jointly with the other tenants on the 1st floor.

        (Rental property marked in yellow on the accompanying floor plans.)

        The tenant shall confirm that the rental property is in a condition suitable for the intended use.


ARTICLE 1 - TYPE OF USE




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        The rental property shall be leased for use as office accommodations for sale and distribution of products for use in the pharmaceutical, chemical and agrochemical industries.

        The tenant shall agree not to use the rental property for any purpose other than the purpose intended as per this contract. Any changes shall require the written consent of the landlord. If necessary for the stability of the value of the lease object or the rental property (in particular for businesses with "pedestrian traffic" such as retail shops, etc.), it shall also be subject to a use requirement.


ARTICLE 2 - SUBLEASE

        Subleasing the rental property or transfer of the lease contract to a third party shall be allowed only with the written consent of the landlord.


ARTICLE 3 - START OF LEASE, DURATION OF LEASE, TERMINATION

        The lease relationship shall begin on May 1, 1997 and the fixed and irrevocable terms of the lease shall remain in effect for a period of five years, i.e., until April 30, 2002.

        The tenant shall have the unilateral right to terminate the present lease contract with six months' notice as of April 30, 2000.

        This lease contract shall be extended by five (5) additional years unless terminated by registered letter by the tenant or the landlord at least twelve (12) months before this contract expires. During this 5-year extension, the tenant shall have the option to terminate the lease contract with twelve (12) months' notice by registered letter as of April 30 of the third year of the extension (i.e., as of April 30, 2005, April 30, 2010, etc.).

        The termination shall be considered as having been made in due time if it arrives at the




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        recipient's office or within the area under control of the recipient
        (notice of delivery in the recipient's mailbox or post office box) at the latest on the last day before the start of the termination period.


ARTICLE 4 - RENT, INCIDENTAL COSTS, DUE DATE

        The rent plus incidental costs shall be as follows:

-----------------------------------------------------------------------------------
                                                           ANNUALLY      QUARTERLY
-----------------------------------------------------------------------------------
                                                           FR            FR
-----------------------------------------------------------------------------------
Rent, net, for office and archives                         41,820.00     10,445.00
-----------------------------------------------------------------------------------

Variable incidental costs on account as per Article 7       1,440.00       360,000
-----------------------------------------------------------------------------------

RENT, GROSS, TOTAL                                         42,260.00     10,815.00
-----------------------------------------------------------------------------------

        Rent and incidentals shall be payable quarterly (calendar) in advance, due on the first day of each calendar quarter (due date). As an accommodating option and without acknowledging any legal obligation and without any prejudice, the tenant shall be allowed to pay the rent and the incidental costs in monthly installments, always due on the first of the months (due date) in the sense of an easy payment option.

        IF THE TENANT IS EIGHT (8) DAYS IN ARREARS WITH THE MONTHLY RENTAL PAYMENTS, THIS EASY PAYMENT OPTION SHALL EXPIRE WITHOUT NOTICE.


ARTICLE 5 - CONTRACT SECURITY




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        To ensure all claims of the Landlord arising from this lease contract, the tenant shall deposit a bank guarantee in the amount of Fr. 21,630.00 (twenty-one thousand six hundred thirty francs) for the duration of the lease agreement, due at the time of signing of this lease contract. This deposit shall be released against payment of all due claims on the part of the landlord at the latest within four (4) months after termination of the lease relationship. Any rent and incidental costs that may be due cannot be charged against this deposit by the tenant.


ARTICLE 6 - RENT ADJUSTMENT, INDEX (ESCALATOR) CLAUSE

        The stipulated net rent amount of Fr. 41,820.00 annually (= base rent or starting rent) shall be based on the National Index of Consumer Prices of 104.0 points as of March 1997, as calculated by the BIGA [Federal (Swiss) Office for Industry, Commerce and Labor].

        If there is any change in the index, the rent can be adjusted once a year in accordance with the new index at the beginning of any quarter without any regard for termination notice and time and regardless of the fixed duration of the contract. The increase or reduction may amount to one hundred percent (100%) of the change in the index.

        THE RENT CAN BE ADJUSTED DOWNWARD ONLY UNTIL REACHING THE BASE RENT ESTABLISHED TODAY, WHICH SHALL BE CONSIDERED THE MINIMUM RENT.

        The starting basis for calculating the adjustments shall always be the base rent and base index stipulated today.

        In addition to the orderly rent adjustments based on the preceding rent adjustment clause, there may also be extraordinary rent increases to a legally allowed extent for increased services rendered by the landlord (= in particular investments for improvements in the rental property itself or in general parts of the building). These increases shall be added to




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        the base rent and may begin at the beginning of any month with one month's notice.

        The landlord shall be entitled to make a corresponding change in rent by adding the change to the base rent for new or increased taxes or other required public expenditures on the basic property.

        If the landlord or tenant makes use of the rent adjustment option, they shall notify the other party to the contract thereof at least one month before the option is implemented (notification for rent changes).


ARTICLE 7 - INCIDENTAL COSTS

        The cost of electric power consumption and/or gas consumption in the rental property as well as electric power consumption by any lighted signs and advertising devices shall be borne by the tenant, who shall comply with the requirements of the supplier regarding operation of such signs and devices and shall be liable for any damages caused by his negligence. Taxes, fees and overhead incurred exclusively due to the tenant's business operations shall be borne by the tenant, even if said amounts are levied against the landlord.

        The tenants shall jointly bear the incidental costs and operating costs of the shared facilities as listed below; the landlord shall prepare an annual accounting of these costs which shall be distributed among the tenants proportionately:

        *   heating and hot water costs

        *   janitorial services

        *   general electric power consumption

        *   water consumption

        *   wastewater purification and garbage hauling fees, container cleaning




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        The incidental costs shall be divided on the basis of the office area leased (236.67/514.80).

        A fee of at least 4% of the total expenditures shall be billed for administrative work. Differences between the settlement balance and the tenant's prepayments shall be settled within 30 days after the bill has been submitted. If the tenant's payments on account do not cover the tenant's actual share of the cost, the landlord may increase the tenant's payments on account accordingly at the beginning of any quarter with one month's notice.

        IF THE LEASE RELATIONSHIP IS TERMINATED DURING AN ACCOUNTING PERIOD, THE TENANT SHALL NOT HAVE ANY CLAIM REGARDING PREMATURE SETTLEMENT OF HEATING COSTS AND INCIDENTAL COSTS.


ARTICLE 8 - TRANSFER OF PROPERTY

        The rental property shall be transferred to the tenant in its current condition, suitable for the intended use, as per inspection, cleaned and with a complete inventory and building as per Article 19. The tenant must notify the landlord of any existing defects in writing within thirty (30) days after the start of the lease. Otherwise, the rental property shall be considered as having been transferred without any defects.

        The tenant shall not have any damage claims based on activities associated with any renovations or completion work performed after the start of the lease.


ARTICLE 9 - USE OF THE RENTAL PROPERTY; ORDER

        The tenant shall be required to use the rental property with care and to always keep it in good clean condition. The tenant shall ensure regular ventilation and the required heating of the rental property, whether or not the heating or ventilation is used. The tenant shall be liable for damage that occurs due to improper use (extraordinary damage).




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        In using the rental property, the tenant must use the greatest possible consideration in dealing with the joint tenants and neighbors. The tenant agrees to observe all house rules issued by the landlord.

        Before introducing especially heavy objects (machines, display cases, etc.), the tenant shall check with the landlord regarding the load-bearing capacity of the floors. Appropriate underlayments must be placed under heavy items of equipment to protect the floors and to act as sound and vibration absorbing layers.

        Access to the building and courtyard, the corridors of the building and basement, passages or other free space must not be used for storing objects and/or goods of any type. Vehicles may be parked only in the spaces allocated for this purpose. The tenant shall be responsible for setting his garbage out for hauling. Waste of any type shall be kept only in an appropriate manner in the locations provided for this purpose by the landlord.




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ARTICLE 10 - STRUCTURAL CHANGES

        Changes, especially of a structural type, in and on the rental property, the installation of equipment, changes in existing facilities and adding or changing roller blinds, etc. shall be allowed only with the written consent of the landlord. The designs and blueprints as well as cost proposals must be submitted to the landlord for approval. In particular, the tenant must not make any changes in or additional connections to existing electric power or plumbing facilities without the prior consent of the landlord.

        It shall be the responsibility of the tenant to obtain any required official permits, in particular building permits for expansion on the part of the tenant, and to pay the respective fees. The tenant also pledges to take out the conventional building insurance policies and/or to bear the cost thereof.

        Equipment and furnishings introduced by the tenant or transferred by the landlord and fixedly connected to the building shall be removed at the end of the lease relationship -- on demand by the landlord -- and the original condition of the rental property shall be restored.

        IF SUCH EQUIPMENT AND FURNISHINGS REMAIN IN THE RENTAL PROPERTY, THE TENANT HAS A CLAIM FOR COMPENSATION ONLY IF CONSENTED TO BY THE LANDLORD IN WRITING.

        If a third party brings a claim against the landlord for emissions that have occurred because of the tenant's equipment or structural changes made by or on behalf of the tenant, the tenant shall be liable for the resulting damage compensation claims.

        If the landlord intends to make any changes or improvements in the rental property, he must notify the tenant in writing in advance:

        The type and scope of the planned changes and/or improvements, the start of the




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        respective work and the anticipated duration of work, as well as the proposed extent of the intended increase in rent. This notice shall be submitted to the tenant at least three months in advance -- except when there is a risk in delaying the work. If the tenant considers the disturbance associated with such changes and/or improvements to be unreasonable, he must notify the landlord of this in writing within ten
        (10) days.


ARTICLE 11 - BUILDER's LIEN

        The tenant agrees to settle within a suitable period of time any and all demands with respect to the property owner incurred in conjunction with renovations ordered by the tenant. If builder's lien(s) are nevertheless entered in the registry of deeds, the tenant shall be required to settle such claims immediately. The tenant shall grant the right of recourse at any time to the property owner for all claims that could be made against the building owner in conjunction with renovations contracted by the tenant.

        The landlord shall be entitled to demand a security (e.g., a bank guarantee) from the tenant in the amount of the anticipated costs for the construction work contracted by the tenant to be able to defend against any builder's liens in particular.


ARTICLE 12 - ADDRESSES, ADVERTISING SIGNS

        The tenant agrees to acquire uniform name plates (for mailboxes, doorbells, elevator, etc.). These are usually ordered and paid for by the tenant at the engravers indicated by the administration.


        Wall surfaces in or on the house are not leased for advertising purposes. Company name plates and advertising panels, billboards, shadowboxes, placards and the like may be mounted only with the consent of the landlord.




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ARTICLE 13 - MAINTENANCE, REPAIRS

        The landlord shall be responsible for performing major maintenance work, extensive repairs and replacement services for deficiencies due to natural, age-related wear and tear.

        The tenant shall assume at his cost the normal maintenance and cleaning of the rental property and improvements as well as minor repairs up to an amount of 1.5% of the respective net annual rent for the office facilities per individual case. In particular and without regard for the cost limit and the cause of damage, the tenant shall be responsible for the following: repairing and replacing switches and electric outlets, locks, hinges, window and door closures, water taps; gaskets on the heating facilities and plumbing installations, belts, bands and cranks for the rolling blinds, disks and plates, and eliminating blockages in plumbing facilities, as well as periodic cleaning of gutters on balconies and terraces.

        THE COST OF OPERATION, MAINTENANCE, REPAIRS AND RENEWAL OF THE TENANT'S OWN FACILITIES SHALL BE BORNE EXCLUSIVELY BY THE TENANT.

        If any defects, damages or imminent hazards occur, the tenant shall be obligated to notify the landlord immediately (e.g., water damage, defective equipment, occurrence of moisture). If the tenant fails to notify the landlord, the tenant shall be liable for the resulting damages. The tenant shall not be entitled to eliminate the defects on his own at the expense of the landlord. The cost of work ordered by the tenant without the written consent of the landlord shall be borne by the tenant in any case.


ARTICLE 14 - PERMITS

        The tenant shall be responsible for obtaining all permits (e.g., business and construction permits) required for use and operation of the leased property and shall bear the costs associated with acquiring these permits.




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ARTICLE 15 - INSURANCE, RISK

        The landlord shall acquire fire and explosion insurance for the building. Furthermore, the landlord shall carry insurance for liability claims on the part of a third party (property owner's liability insurance). More extensive insurance shall be the responsibility of the tenant. In particular, the tenant shall bear the risk of damage or loss of his property for any reasons (e.g., fire damage, explosion damage and water damage, theft, burglary, etc.). The tenant shall waive any damage claims with respect to the landlord arising from such damage (except for the statutory liability of the property owner as per Swiss Debenture Law, Article 58). Likewise, the tenant shall bear the risk of all damages to all panes of glass and other glass belonging to the rental property (windows, display windows, glass doors, mirrors, etc., including labeling). The tenant is advised to insure this risk appropriately.

        THE TENANT SHALL BE OBLIGATED TO CARRY AT LEAST ONE ADEQUATE LIABILITY INSURANCE POLICY.

        If the tenant's own expansions and facilities are regarded as parts of the building and therefore are necessarily insured by the property owner, the respective share of the premium shall be paid by the tenant.




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ARTICLE 16 - RIGHT OF ACCESS

        The landlord or his representative shall be entitled to enter the rental property during the usual business hours to preserve his rights. In the absence of the tenant, the keys shall be kept available. If the lease relationship has been terminated or if negotiations for sale of the property have been started, the tenant shall be obligated to make the rental property accessible to those interested in leasing it for inspection during the usual business hours, with or without being accompanied by the landlord.


ARTICLE 17 - KEYS

        The tenant shall be issued the required keys on acquisition of the rental property. The tenant can have additional keys made only with the written consent of the landlord. The landlord must be notified if any keys are lost. In such cases, the landlord shall be entitled to have the locks and keys changed at the expense of the tenant. When moving out, the tenant shall return all keys, including any additional keys made at the expense of the tenant, to the landlord without compensation.


ARTICLE 18 - RETURN OF THE RENTAL PROPERTY

        The rental property together with all inventory shall be returned, completely cleared, on the date of the end of the lease relationship (by noon) at the latest. The rental property shall essentially be returned to the landlord in the condition it was in at the start of the lease. However, the tenant shall not be liable for the natural wear and tear occurring due to contractual use.

        The tenant shall be responsible for thoroughly cleaning the rental property together with all accessories and inventory by the time of its return (in particular, floors, windows, woodwork, lavaboes, lighting bodies, cabinets, radiators, etc.), to restore their previous condition (see Article 10) and eliminating any damage to the rental property not due to




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        normal wear and tear. If the rental property is furnished with carpeting, the tenant shall have it cleaned professionally at the end of the lease by a company to be named by the landlord.

        The maintenance and cleaning work to be performed by the tenant shall be started promptly so that it will be completed by the end of the lease relationship or by the time of premature return of the rental property.

        In the event the tenant moves out prematurely, the tenant shall clear out the rental property completely and transfer possession to the landlord immediately and without compensation. In the event the tenant moves out prematurely, the tenant shall be liable for the rent and incidental costs until the end of the contract.

        Any defects and damage for which the tenant is responsible, found at the end of the lease, shall be documented in an acceptance protocol, or the tenant shall be notified thereof in writing within 30 days after the end of the lease. The tenant shall also be liable for defects that were not apparent at the time of acceptance, if brought to his attention in writing within 30 days after the end of the lease. The terms of Swiss Debenture Law shall be applicable for enforcement or expiration of any claims in this regard.


ARTICLE 19 - IMPROVEMENTS

        On the part of the landlord, the rental property is transferred with the following improvements:




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        Entryway, ground floor
        ----------------------

        Floor:    carpet

        Walls:    plaster, white, rough surface, painted

        Ceiling: suspended Pavatex sheets, white, rough surface, painted, one rectangular milk glass diffuser

        Plus:     fixedly mounted drill tool (property of Rapp AG)


        Stairwell
        ---------

        Floor:    slab flooring

        Walls:    plaster, white, rough surface, painted

        Ceiling:  - metal panels, white, rough surface, painted (1st floor)

                  - plaster, white, rough surface, painted (1st basement/ground floor)

        Light: ground floor: two rectangular milk glass diffusers, 1st floor: two recessed lights, 1st basement: one incandescent bulb without diffuser

        Plus:     1st floor: wooden wardrobe, flower box bordered in wood


        Offices on the first floor
        --------------------------

        Meeting room (101):

               Floor: carpet

               Ceiling: glued mineral fiber panels

               Walls: plaster, white, painted

               Light: two light fixtures

        Reception (102):

               Floor: carpet

               Ceiling: suspended metal panels

               Walls: plaster, white, painted

               Light: three recessed light fixtures

               Doors: Connecting door to office 103 to be made workable.
                      Connecting door to the hallway to be installed.




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        Office (103):

               Floor: carpet

               Ceiling: suspended metal panels

               Walls: raw fiber paper, white, painted

               Light: two light fixtures

               Doors: reinforced, insulated, made of wood

        Office (104):

               Floor: carpet

               Ceiling: plaster, white, painted

               Walls: raw fiber paper, white, painted

               Light: six light fixtures

               Doors: wood with a glass insert

        Office (105, 106, 107):

               Floor: carpet

               Ceiling: plaster, white, painted

               Walls: raw fiber paper, white, painted

               Light: two light fixtures in each office

               Doors: wood with a glass insert

        Office (108):

               Floor: carpet

               Ceiling: plaster, white, painted

               Walls: raw fiber wallpaper, white, painted

               Light: four light fixtures

               Doors: wood with a glass insert

        Cleaning room (121):




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               Floor: boards, gray finish

               Walls: plaster

               Ceiling: suspended mineral fiber boards

               Light: one incandescent bulb with a milk glass diffuser,
                      one soap dispenser, wash basin

        Corridor (122):

               Floor: carpet

               Walls: raw fiber paper, white, painted

               Ceiling: suspended metal panels, beige

               Light: five recessed high efficiency lights

        Archives, first basement:

               Floor: cement coating, gray

               Walls: plaster, white, rough surface

               Ceiling: concrete, rough

               Light: one incandescent bulb with diffuser,
                      electric distributor box,
                      one cold water connection

        Atrium (118):

               Floor: garden boards (50 x 50 x 4)

               Inventory: four planter boxes (60 x 160 x 42), brown
                          two planter boxes (60 x 80 x 42) brown,
                          One garden hose with attachable spray

        ALL IMPROVEMENTS BEYOND THOSE LISTED ABOVE SHALL BE AT THE EXPENSE OF THE TENANT. THIS CIRCUMSTANCE HAS BEEN TAKEN INTO ACCOUNT IN ESTABLISHING THE RENT. WITH A FULL IMPROVEMENT OF THE RENTAL PROPERTY TO CONFORM TO THE INDIVIDUAL TENANT'S NEEDS, A HIGHER RENT WOULD HAVE TO BE SET.




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ARTICLE 20 - SPECIFICS


        Closets and built-in cabinets (102):

               The blue marks made on the respective floor plans indicate the location of closets and built-in cabinets. These belong to Personalvorsorgestiftung Rapp AG and shall be turned over to the tenant for his use. These furnishings must not be removed from the rental property.

        Atrium (lounge area):

               The atrium is set aside as a lounge area (marked in red on the accompanying floor plan). The planting and maintenance of the planters shall be handled jointly by the tenants directly (including bearing the costs).

        Foyer (lounge area):

               The cleaning and maintenance of the foyer including maintenance of the planters (marked in red on the accompanying floor plan) shall be handled jointly by the tenants directly (including bearing the costs).

        Exhaust fan:

               Installation of an exhaust fan, if any, shall be borne by the tenant. Any permits required including the cost thereof shall be obtained and paid for by the tenant.

ARTICLE 21 - ADDRESSES

        The following addresses shall be considered the legal address of the contractual parties in the sense of this contract until revoked by registered letter to the other party:

        Address of the tenant:
        Argonaut Technologies AG
        St. Jakobs Strasse 148




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        4132 Muttenz [Switzerland]

        Address of the landlord:
        Personalvorsorgestiftung Rapp AG
        [Rapp Personal Pension Fund]
        Hochstrasse 100
        4018 Basel [Switzerland]


ARTICLE 22 - WRITTEN FORM, SUBSIDIARY LAW, JURISDICTION

        Any change in this contract must be in written form to be valid. In all cases not addressed by the present contract and any respective house rules, the terms of Swiss Debenture Law and any other applicable statutes shall be applicable as subsidiary law. The terms of this contract shall have precedence over any local convention to the contrary. The parties to this lease shall submit to the jurisdiction at the site of the rental property. This jurisdiction clause shall be irrevocable, even after expiration of the contract. If a parity arbitration board has been established at the site of the rental property or for that region, any disputes arising from the lease contract shall be submitted for arbitration before coming before a judge. If no agreement is reached in this way, the ordinary courts at the site of the rental property shall be competent, excluding any justice of the peace and reserving the right to appeal. In cases which do not fall within the jurisdiction of the arbitration board, the case shall go directly to the ordinary courts: eviction suits due to failure of the tenant to move out in the event of termination on the basis of
        Article 257 d of the Swiss Debenture Law; suits for suppression of a legal proposal in prosecution and retaining rights; suits for premature dissolution of the contract for important reasons.

        MULTIPLE TENANTS SHALL BE JOINTLY AND SEVERALLY LIABLE FOR THE OBLIGATIONS ARISING FROM THIS LEASE CONTRACT.

Place and date:       Basel, April 16, 1997




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Landlord:                               Tenant

Personalvorsorgestiftung Rapp AG        [signature]

[signatures]




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